EXIBIT 23

                           INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Bowater Incorporated

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report covering the December 31, 1992 financial statements refers to accounting changes regarding the Company's adoption of the provisions of the Financial Accounting Standards Board's Statement on Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1992.



Greenville, South Carolina              /s/ KPMG Peat Marwick LLP
July 19, 1995                          __________________________